UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2024

Li-Cycle Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Province of Ontario, Canada	001-40733	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

207 Queens Quay West, Suite 590, Toronto, ON M5J IA7, Canada

(Address of principal executive offices, including zip code)

(877) 542-9253

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	LICY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K of Li-Cycle Holdings Corp. (the “Company”) filed with the Securities and Exchange Commission on March 26, 2024 (the “Initial Form 8-K”), effective as of March 26, 2024, Mr. Tim Johnston ceased serving as the Company’s Executive Chair and Mr. Richard Storrie ceased serving as the Company’s Regional President, EMEA. Mr. Johnston continues to serve as the Company’s Interim Non-Executive Chair of the Board of Directors, and, until May 31, 2024, serves as an employee of the Company. Mr. Johnston entered into a separation agreement with the Company on May 13, 2024, which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Mr. Storrie entered into a separation agreement with the Company on April 26, 2024, which is filed as Exhibit 10.2 to this Current Report.

On May 8, 2024, Mr. Johnston notified the Chair of the Nominating and Governance Committee of the Board and the other Board members of his intention to resign as a director of the Company, following the conclusion of his employment with the Company on May 31, 2024, subject to his valid re-election as a director of the Company at the Company’s 2024 annual and special meeting of shareholders on May 23, 2024. Mr. Johnston’s decision to step down from the Board was due to his desire to pursue other business endeavors and is not the result of any dispute or disagreement with the Company or its Board.

In connection with the issuance of a senior secured convertible note in an aggregate principal amount of $75.0 million to an affiliate of Glencore plc, on March 25, 2024, Glencore plc and certain of its affiliates (together, “Glencore”) and the Company entered into a side letter agreement, which granted Glencore the right to nominate two additional directors to the Board. Upon the occurrence of any vacancy on the Board, Glencore shall be entitled to designate an individual to fill the vacancy, to the extent it has not yet seated its two additional Glencore nominees. Following Mr. Johnston’s departure from the Board, there will be a vacancy, which may be filled by an additional Glencore nominee.

The information disclosed in Item 5.02(b) of the Initial 8-K is incorporated by reference into this Item 5.02.

The following Exhibits are filed as part of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1†, ††	Separation Agreement, dated March 26, 2024, as amended April 29, 2024, by and between Li-Cycle Corp. and Tim Johnston.

10.2†, ††	Separation Agreement, dated March 26, 2024, as amended April 26, 2024, by and between Li-Cycle Europe AG and Richard Storrie.

104	Cover Page Interactive Data File (formatted as inline XBRL).

†	Indicates management contract or compensatory plan or arrangement.
††

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because Li-Cycle Holdings Corp. customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause it competitive harm if publicly disclosed. Li-Cycle Holdings Corp. will supplementally provide an unredacted copy of this exhibit to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LI-CYCLE HOLDINGS CORP.

	By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: Co-Founder, President & CEO and Director

Date: May 15, 2024